Cathay General Bancorp Announces Net Income of $31.3 Million, or $0.39 Per Share, For the First Quarter 2014

LOS ANGELES, April 16, 2014 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced results for the first quarter of 2014.

FINANCIAL PERFORMANCE

	Three months ended March 31,
	2014	2013
Net income	$31.3 million	$28.8 million
Net income available to common stockholders	$31.3 million	$23.7 million
Basic earnings per common share	$0.39	$0.30
Diluted earnings per common share	$0.39	$0.30
Return on average assets	1.19%	1.12%
Return on average total stockholders' equity	8.53%	7.20%
Efficiency ratio	49.44%	51.71%

FIRST QUARTER HIGHLIGHTS

  Diluted earnings per share increased 30.0% to $0.39 per share for the first quarter of 2014 compared to $0.30 per share for the same quarter a year ago.
  Total loans increased $217.7 million, or 2.7%, in the first quarter of 2014, to $8.3 billion at March 31, 2014, compared to $8.1 billion at December 31, 2013.

"Our loan growth for the first quarter was solid at $217.7 million, or an 11% annualized rate. We expect to achieve good loan growth in the remaining three quarters of 2014" commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"Our new Bensonhurst, New York branch opened in March, 2014 and we expect to open our second San Francisco branch in June 2014. We continue to look for new branches within our footprint to better serve our customers," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"We have implemented other enhancements in our data processing capabilities since the completion of the core conversion on July 15, 2013. Starting with the second half of 2014, we expect to begin fully realizing the operating efficiencies provided by our new core system," concluded Dunson Cheng.

FIRST QUARTER INCOME STATEMENT REVIEW

Net income available to common stockholders for the quarter ended March 31, 2014, was $31.3 million, an increase of $7.6 million, or 32.1%, compared to a net income available to common stockholders of $23.7 million for the same quarter a year ago. Diluted earnings per share available to common stockholders for the quarter ended March 31, 2014, was $0.39 compared to $0.30 for the same quarter a year ago due primarily to the elimination of dividends on preferred stock, a decrease in the cost associated with debt redemption, and an increase in net interest income.

Return on average stockholders' equity was 8.53% and return on average assets was 1.19% for the quarter ended March 31, 2014, compared to a return on average stockholders' equity of 7.20% and a return on average assets of 1.12% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $2.6 million, or 3.2%, to $82.7 million during the first quarter of 2014 compared to $80.1 million during the same quarter a year ago. The increase was due primarily to the decrease in interest expense from securities sold under agreements to repurchase.

The net interest margin, on a fully taxable-equivalent basis, was 3.38% for the first quarter of 2014, compared to 3.30% for the fourth quarter of 2013 and 3.35% for the first quarter of 2013. The increase in the net interest margin was due mainly to the prepayment of securities sold under agreements to repurchase during the last twelve months.

For the first quarter of 2014, the yield on average interest-earning assets was 4.14%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities was 0.99%, and the cost of interest bearing deposits was 0.65%. In comparison, for the first quarter of 2013, the yield on average interest-earning assets was 4.26%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities was 1.18%, and the cost of interest bearing deposits was 0.63%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased seven basis points to 3.15% for the quarter ended March 31, 2014, from 3.08% for the same quarter a year ago, primarily for the reason discussed above.

Provision for credit losses

Provision for credit losses was zero for both the first quarter of 2014 and the first quarter of 2013. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at March 31, 2014. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
	(In thousands)
Charge-offs:
Commercial loans	$ 7,226	$ 11,045	$ 2,690
Real estate loans (1)	1,776	626	1,130
Real estate- land loans	-	-	270
Total charge-offs	9,002	11,671	4,090
Recoveries:
Commercial loans	2,017	724	955
Construction loans- residential	16	1	46
Construction loans- other	9	27	33
Real estate loans (1)	2,577	1,749	359
Real estate- land loans	3	896	9
Total recoveries	4,622	3,397	1,402
Net charge-offs	$ 4,380	$ 8,274	$ 2,688

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $14.6 million for the first quarter of 2014, a decrease of $322,000, or 2.2%, compared to $14.9 million for the first quarter of 2013. The decrease in non-interest income in the first quarter of 2014 was primarily due to decreases of $438,000 in gains on sale of loans and of $332,000 in gains on sale of securities partially offset by an increase of $304,000 in commissions from wealth management.

Non-interest expense

Non-interest expense decreased $1.0 million, or 2.2%, to $48.1 million in the first quarter of 2014 compared to $49.1 million in the same quarter a year ago. The efficiency ratio was 49.44% in the first quarter of 2014 compared to 51.71% for the same quarter a year ago.

Prepayment penalties decreased $2.2 million to $3.4 million in the first quarter of 2014 compared to $5.6 million in the same quarter a year ago. The Company prepaid $100.0 million of securities sold under agreements to repurchase in the first quarter of 2014 compared to $100.0 million in the same period a year ago. Amortization of core deposit premium decreased $1.2 million to $172,000 in the first quarter of 2014 compared to $1.4 million in the same quarter a year ago as a result of the full amortization of the core deposit premium from the General Bank acquisition. Other professional services expenses decreased $661,000 due to the completion of core system conversion in 2013. Offsetting the above decreases were a $1.0 million increase in litigation expense, a $741,000 increase in operations of affordable housing investments primarily due to new investments, a $598,000 increase in salaries and employee benefits primarily due to higher bonus accruals and amortization of long term incentive compensation awards, and a $416,000 increase in FDIC and state assessments.

Income taxes

The effective tax rate for the first quarter of 2014 was 36.4% compared to 36.9% for the first quarter of 2013. The effective tax rate includes the impact of the utilization of low income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $8.30 billion at March 31, 2014, an increase of $217.7 million, or 2.7%, from $8.08 billion at December 31, 2013, primarily due to increases of $169.9 million, or 4.2%, in commercial mortgage loans, $86.0 million, or 6.3%, in residential mortgage loans, and $32.1 million, or 14.5%, in real estate construction loans, offset by a decrease of $68.8 million, or 3.0%, in commercial loans. The changes in loan balances and composition from December 31, 2013, are presented below:

Type of Loans	March 31, 2014	December 31, 2013	% Change
	(Dollars in thousands)
Commercial loans	$ 2,229,880	$ 2,298,724	(3)
Residential mortgage loans	1,441,230	1,355,255	6
Commercial mortgage loans	4,192,987	4,023,051	4
Equity lines	172,395	171,277	1
Real estate construction loans	253,832	221,701	14
Installment & other loans	11,958	14,555	(18)

Gross loans	$ 8,302,282	$ 8,084,563	3

Allowance for loan losses	(169,138)	(173,889)	(3)
Unamortized deferred loan fees	(12,936)	(13,487)	(4)

Total loans, net	$ 8,120,208	$ 7,897,187	3

Total deposits were $8.23 billion at March 31, 2014, an increase of $251.3 million, or 3.1%, from $7.98 billion at December 31, 2013, primarily due to a $145.1 million, or 15.6%, increase in time deposits under $100,000, a $50.8 million, or 1.6%, increase in time deposits of $100,000 or more, a $46.9 million, or 3.3%, increase in non-interest bearing demand deposits, and a $24.4 million, or 4.9%, increase in saving deposits, offset by a $24.9 million, or 1.9%, decrease in money market deposits. The changes in deposit balances and composition from December 31, 2013, are presented below:

Deposits	March 31, 2014	December 31, 2013	% Change
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 1,488,720	$ 1,441,858	3
NOW deposits	692,925	683,873	1
Money market deposits	1,261,419	1,286,338	(2)
Savings deposits	523,950	499,520	5
Time deposits under $100,000	1,076,329	931,204	16
Time deposits of $100,000 or more	3,189,282	3,138,512	2
Total deposits	$ 8,232,625	$ 7,981,305	3

ASSET QUALITY REVIEW

At March 31, 2014, total non-accrual loans were $70.4 million, a decrease of $29.9 million, or 29.8%, from $100.3 million at March 31, 2013, and a decrease of $12.8 million, or 15.4%, from $83.2 million at December 31, 2013.

The allowance for loan losses was $169.2 million and the allowance for off-balance sheet unfunded credit commitments was $1.7 million at March 31, 2014, which represented the amount believed by management to be sufficient to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The allowance for credit losses, which is the sum of the allowances for loan losses and for off-balance sheet unfunded credit commitments, was $170.9 million at March 31, 2014, compared to $175.3 million at December 31, 2013, a decrease of $4.4 million, or 2.5%. The allowance for credit losses represented 2.06% of period-end gross loans and 239.4% of non-performing loans at March 31, 2014. The comparable ratios were 2.17% of period-end gross loans and 208.2% of non-performing loans at December 31, 2013. The changes in the Company's non-performing assets and troubled debt restructurings at March 31, 2014, compared to December 31, 2013, and to March 31, 2013, are highlighted below:

(Dollars in thousands)	March 31, 2014	December 31, 2013	% Change	March 31, 2013	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 974	$ 982	(1)	$ 800	22
Non-accrual loans:
Construction- residential loans	3,313	3,313	-	3,271	1
Construction- non-residential loans	24,729	25,273	(2)	32,966	(25)
Land loans	6,502	6,502	-	8,325	(22)
Commercial real estate loans, excluding land loans	10,540	13,119	(20)	30,896	(66)
Commercial loans	13,806	21,232	(35)	13,192	5
Residential mortgage loans	11,498	13,744	(16)	11,679	(2)
Total non-accrual loans:	$ 70,388	$ 83,183	(15)	$ 100,329	(30)
Total non-performing loans	71,362	84,165	(15)	101,129	(29)
Other real estate owned	44,853	52,985	(15)	45,316	(1)
Total non-performing assets	$ 116,215	$ 137,150	(15)	$ 146,445	(21)
Accruing troubled debt restructurings (TDRs)	$ 118,922	$ 117,597	1	$ 130,215	(9)

Allowance for loan losses	$ 169,138	$ 173,889	(3)	$ 178,692	(5)
Allowance for off-balance sheet credit commitments	1,734	1,362	27	3,304	(48)
Allowance for credit losses	$ 170,872	$ 175,251	(2)	$ 181,996	(6)

Total gross loans outstanding, at period-end	$ 8,302,282	$ 8,084,563	3	$ 7,364,340	13

Allowance for loan losses to non-performing loans, at period-end	237.01%	206.60%		176.70%
Allowance for loan losses to gross loans, at period-end	2.04%	2.15%		2.43%
Allowance for credit losses to gross loans, at period-end	2.06%	2.17%		2.47%

Troubled debt restructurings on accrual status totaled $118.9 million at March 31, 2014, compared to $117.6 million at December 31, 2013. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets to total assets was 1.0% at March 31, 2014, compared to 1.3% at December 31, 2013. Total non-performing assets decreased $20.9 million, or 15.3%, to $116.2 million at March 31, 2014, compared to $137.2 million at December 31, 2013, primarily due to a $12.8 million, or 15.4%, decrease in non-accrual loans and a $8.1 million, or 15.3%, decrease in other real estate owned.

CAPITAL ADEQUACY REVIEW

At March 31, 2014, the Company's Tier 1 risk-based capital ratio of 14.96%, total risk-based capital ratio of 16.28%, and Tier 1 leverage capital ratio of 12.70%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2013, the Company's Tier 1 risk-based capital ratio was 15.04%, total risk-based capital ratio was 16.35%, and Tier 1 leverage capital ratio was 12.48%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its first quarter 2014 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-866-202-3048 and enter Participant Passcode 62491494. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 32 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Nevada, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; and the soundness of other financial institutions.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations, (626) 279-3286.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2014	2013	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 82,658	$ 80,132	3
Provision for credit losses	-	-	-
Net interest income after provision for credit losses	82,658	80,132	3
Non-interest income	14,559	14,881	(2)
Non-interest expense	48,068	49,128	(2)
Income before income tax expense	49,149	45,885	7
Income tax expense	17,890	16,887	6
Net income	31,259	28,998	8
Net income attributable to noncontrolling interest	-	151	(100)
Net income attributable to Cathay General Bancorp	$ 31,259	$ 28,847	8
Dividends on preferred stock and noncash charge from repayment	-	(5,184)	(100)
Net income attributable to common stockholders	$ 31,259	$ 23,663	32

Net income attributable to common stockholders per common share:
Basic	$ 0.39	$ 0.30	30
Diluted	$ 0.39	$ 0.30	30

Cash dividends paid per common share	$ 0.05	$ 0.01	400

SELECTED RATIOS
Return on average assets	1.19%	1.12%	6
Return on average total stockholders' equity	8.53%	7.20%	18
Efficiency ratio	49.44%	51.71%	(4)
Dividend payout ratio	12.73%	2.73%	366

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.14%	4.26%	(3)
Total interest-bearing liabilities	0.99%	1.18%	(16)
Net interest spread	3.15%	3.08%	2
Net interest margin	3.38%	3.35%	1

CAPITAL RATIOS	March 31, 2014	March 31, 2013	December 31, 2013
Tier 1 risk-based capital ratio	14.96%	16.38%	15.04%
Total risk-based capital ratio	16.28%	18.16%	16.35%
Tier 1 leverage capital ratio	12.70%	13.06%	12.48%

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2014	December 31, 2013	% change

Assets
Cash and due from banks	$ 161,657	$ 153,747	5
Short-term investments and interest bearing deposits	620,306	516,938	20
Securities available-for-sale (amortized cost of $1,617,014 in 2014 and $1,637,965 in 2013)
	1,578,897	1,586,668	(0)
Trading securities	-	4,936	(100)
Loans	8,302,282	8,084,563	3
Less: Allowance for loan losses	(169,138)	(173,889)	(3)
Unamortized deferred loan fees, net	(12,936)	(13,487)	(4)
Loans, net	8,120,208	7,897,187	3
Federal Home Loan Bank stock	29,901	25,000	20
Other real estate owned, net	44,853	52,985	(15)
Affordable housing investments, net	89,303	84,108	6
Premises and equipment, net	102,340	102,045	0
Customers' liability on acceptances	23,677	32,194	(26)
Accrued interest receivable	25,237	24,274	4
Goodwill	316,340	316,340	-
Other intangible assets, net	2,051	2,230	(8)
Other assets	176,418	190,634	(7)

Total assets	$ 11,291,188	$ 10,989,286	3

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 1,488,720	$ 1,441,858	3
Interest-bearing deposits:
NOW deposits	692,925	683,873	1
Money market deposits	1,261,419	1,286,338	(2)
Savings deposits	523,950	499,520	5
Time deposits under $100,000	1,076,329	931,204	16
Time deposits of $100,000 or more	3,189,282	3,138,512	2
Total deposits	8,232,625	7,981,305	3

Securities sold under agreements to repurchase	700,000	800,000	(13)
Advances from the Federal Home Loan Bank	636,200	521,200	22
Other borrowings for affordable housing investments	19,025	19,062	(0)
Long-term debt	121,136	121,136	-
Acceptances outstanding	23,677	32,194	(26)
Other liabilities	64,124	55,418	16
Total liabilities	9,796,787	9,530,315	3
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 83,827,123 issued and 79,619,558 outstanding at March 31, 2014, and 83,797,434 issued and 79,589,869 outstanding at December 31, 2013

	838	838	-
Additional paid-in-capital	785,002	784,489	0
Accumulated other comprehensive loss, net	(22,091)	(29,729)	(26)
Retained earnings	856,388	829,109	3
Treasury stock, at cost (4,207,565 shares at March 31, 2014, and at December 31, 2013)
	(125,736)	(125,736)	-

Total equity	1,494,401	1,458,971	2
Total liabilities and equity	$ 11,291,188	$ 10,989,286	3

Book value per common share	$18.70	$18.24	3
Number of common shares outstanding	79,619,558	79,589,869	0

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2014	2013
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 92,732	$ 88,840
Investment securities- taxable	7,576	11,786
Investment securities- nontaxable	-	967
Federal Home Loan Bank stock	450	250
Deposits with banks	449	208

Total interest and dividend income	101,207	102,051

INTEREST EXPENSE
Time deposits of $100,000 or more	6,664	6,757
Other deposits	4,028	2,766
Securities sold under agreements to repurchase	6,930	11,392
Advances from Federal Home Loan Bank	199	80
Long-term debt	728	924

Total interest expense	18,549	21,919

Net interest income before provision for credit losses	82,658	80,132
Provision for credit losses	-	-

Net interest income after provision for credit losses	82,658	80,132

NON-INTEREST INCOME
Securities gains, net	5,960	6,292
Letters of credit commissions	1,468	1,461
Depository service fees	1,363	1,474
Other operating income	5,768	5,654

Total non-interest income	14,559	14,881

NON-INTEREST EXPENSE
Salaries and employee benefits	23,451	22,853
Occupancy expense	3,862	3,644
Computer and equipment expense	2,302	2,676
Professional services expense	5,156	5,817
FDIC and State assessments	2,154	1,738
Marketing expense	564	437
Other real estate owned expense	759	623
Operations of affordable housing investments	2,436	1,695
Amortization of core deposit intangibles	172	1,396
Cost associated with debt redemption	3,376	5,645
Other operating expense	3,836	2,604

Total non-interest expense	48,068	49,128

Income before income tax expense	49,149	45,885
Income tax expense	17,890	16,887
Net income	31,259	28,998
Less: net income attributable to noncontrolling interest	-	151
Net income attributable to Cathay General Bancorp	31,259	28,847

Dividends on preferred stock and noncash charge from repayment	-	(5,184)
Net income attributable to common stockholders	$ 31,259	$ 23,663

Net income attributable to common stockholders per common share:
Basic	$ 0.39	$ 0.30
Diluted	$ 0.39	$ 0.30

Cash dividends paid per common share	$ 0.05	$ 0.01
Basic average common shares outstanding	79,595,757	78,795,564
Diluted average common shares outstanding	80,039,382	78,815,141

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended,
(In thousands)	March 31, 2014		March 31, 2013		December 31, 2013

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans (1)	$ 8,157,186	4.61%	$ 7,386,866	4.88%	$ 7,945,343	4.61%
Taxable investment securities	1,581,642	1.94%	2,006,091	2.38%	1,683,358	1.99%
Tax-exempt investment securities (2)		-	124,182	4.86%	-	-
FHLB stock	25,054	7.30%	41,041	2.47%	26,801	6.50%
Deposits with banks	148,241	1.23%	196,615	0.43%	190,092	0.74%

Total interest-earning assets	$ 9,912,123	4.14%	$ 9,754,795	4.26%	$ 9,845,594	4.09%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 682,765	0.16%	$ 600,110	0.16%	$ 667,005	0.16%
Money market deposits	1,275,726	0.61%	1,164,125	0.55%	1,323,759	0.61%
Savings deposits	498,390	0.07%	466,952	0.08%	504,411	0.08%
Time deposits	4,171,061	0.82%	3,878,847	0.80%	4,047,956	0.81%
Total interest-bearing deposits	$ 6,627,942	0.65%	$ 6,110,034	0.63%	$ 6,543,131	0.65%
Securities sold under agreements to repurchase	707,222	3.97%	1,197,222	3.86%	800,000	3.92%
Other borrowed funds	175,252	0.46%	48,807	0.66%	87,746	0.69%
Long-term debt	121,136	2.44%	171,136	2.19%	164,614	2.20%
Total interest-bearing liabilities	7,631,552	0.99%	7,527,199	1.18%	7,595,491	1.03%

Non-interest-bearing demand deposits	1,445,269		1,221,552		1,448,044

Total deposits and other borrowed funds	$ 9,076,821		$ 8,748,751		$ 9,043,535

Total average assets	$ 10,645,980		$ 10,464,464		$ 10,612,221
Total average equity	$ 1,486,205		$ 1,632,773		$ 1,463,034

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)

The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT: Heng W. Chen, (626) 279-3652